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                                                                    EXHIBIT 12.1

                            ANTHRACITE CAPITAL, INC.
                       RATIO OF EARNINGS TO FIXED CHARGES

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
                                                               MARCH 24, 1998        NINE MONTHS
                                                                   THROUGH              ENDED
                                                              DECEMBER 31, 1998   SEPTEMBER 30, 1999
                                                              -----------------   ------------------
Net Income (loss)...........................................       (1,389)              20,467
Add:
  Interest Expense..........................................       23,478               14,553
Less:
  Earnings as adjusted......................................       22,089               35,020
  Fixed Charges (interest expense)..........................       23,478               14,553
  Ratio of earnings to fixed charges........................        0.94x                2.41x
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